Exhibit 99.1

FOR IMMEDIATE RELEASE

Fortress Value Acquisition Corp. II Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing October 2, 2020

NEW YORK, NY, September 29, 2020 – Fortress Value Acquisition Corp. II (the “Company”) announced that commencing October 2, 2020, holders of the units sold in the Company’s initial public offering of 34,500,000 units may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “FAII” and “FAII WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “FAII.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014, email: prospectus@morganstanley.com; or BofA Securities, Attention: Prospectus Department, C1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

About Fortress Value Acquisition Corp. II

Fortress Value Acquisition Corp. II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Gordon E. Runté

Managing Director

Fortress Investment Group LLC

212-798-6082